EXHIBIT 23.1

                   [JONES, JENSEN & COMPANY, LLC LETTERHEAD]





U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Consent to be named in the S-8 Registration Statement of iEXALT, Inc. (formerly Sunbelt Exploration, Inc). a Nevada corporation (the "Registrant"), SEC File No. 000-09322, to be filed on or about April 18, 2000, covering the registration and issuance of 190,890 shares of common stock.


Ladies and Gentlemen:

We hereby consent to the use of our report for the year ended August 31, 1999, dated October 12, 1999, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ JONES, JENSEN & COMPANY

Jones, Jensen & Company
Salt Lake City, Utah
May 15, 2000